                            Stock Appreciation Right


         GAF Corporation, a Delaware corporation ("GAF"), hereby grants Sunil Kumar ("the "Grantee") the right to receive ("SAR") an amount in cash based upon the appreciation in value of 8,609 shares (the "Shares") of common stock ("Common Stock"), par value $.001 per share, of GAF. The SAR shall be on the following terms:

1. Capitalized terms used herein that are not defined elsewhere herein shall have the following meanings:

         a) "Appreciation Value" means an amount equal to the Base Book Value, multiplied by the number of Shares, plus the Interest Amount. "Interest Amount" means interest on such Base Book Value at the rate of eight and four-tenths percent (8.4%) per annum from December 12, 1996 to the date of determination; provided, however, that for the period commencing with December 12, 2001 and ending with December 11, 2003 the interest rate shall be zero and from and after December 12, 2003 the interest rate shall be six percent (6%) per annum.

         b)       "Base Book Value" means (1) $197.10 minus (2) the ISPHI Book
                  Value.

         c) "Book Value" means, as of any date of determination, the book value per share of Common Stock, as determined in accordance with generally accepted accounting principles, but without giving effect to the reversal, if any, of any or all of the reserve for income taxes payable established by GAF in connection with and as a result of the transfer of the surfactants business of GAF Chemicals Corporation, an indirect subsidiary of GAF, to Rhone-Poulenc Specialty Chemicals, L.P. and appearing on GAF's consolidated balance sheet for the quarter ended March 31, 1990, and after other charges, such as declaration of dividends on any capital stock of GAF or payments with respect to repurchases by GAF of any capital stock from holders thereof but excluding (1) any amounts reflecting the liquidation preferences of any outstanding preferred stock of GAF, (2) any

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

                  reductions resulting from purchases of GAF's capital stock by persons who participated in promoting the "Acquisition" referred to in the Prospectus dated March 24, 1989 relative to the Common Stock and certain other securities of GAF (predecessor cost basis adjustment), (3) any charges relating to amortization of goodwill and other intangibles arising from the Acquisition and related transactions, (4) that portion of depreciation charges attributable to the write-up of assets as a result of the application of purchase accounting in connection with the Acquisition and (5) any charges relating to amortization of deferred financing costs and expenses incurred in connection with the Acquisition; provided, however, that (i) any adjustments to the Book Value shall include the tax effects, if any, associated therewith, (ii) any charges specified in subclauses (3), (4) or (5) above, relating to a business or assets of GAF or any of its subsidiaries, which charges shall have been incurred on or after the date of the Acquisition but which, because of the operation of said subclauses (3), (4) and/or (5), shall not theretofore have been included in the calculation of the Book Value, shall be so included following a transaction involving such business or assets that, in accordance with the next sentence, is deemed a sale or disposition thereof, and (iii) for purposes of clause (ii), an asset, liability or charge not exclusively attributable to the specific business or assets deemed to have been sold or otherwise disposed of shall, if attributable to such business or assets and to other businesses or assets, be deemed to relate to the business or assets sold or otherwise disposed of and to such other businesses or assets pro rata based on relative business and assets values immediately following consummation of the Acquisition; and provided further, that, in calculating the Book Value, the Shares and, if any other stock appreciation rights issued by GAF based upon appreciation in value of shares of Common Stock are outstanding at the time of calculation, the shares of Common Stock upon which such appreciation in value is based ("SAR Shares") shall be deemed outstanding. The Board of Directors of GAF shall determine (i) whether a transaction involving a business or assets of GAF or any of its subsidiaries is a sale or disposition for purposes of the definition




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

                  and calculation of the Book Value and (ii) if such transaction is a sale or disposition, the amount of the gain or loss thereon. The gain or loss on any sale or disposition shall be the actual economic benefit to GAF from such transaction, as determined by the Board of Directors of GAF.

         d) "Current Value" means an amount equal to the Book Value as of the date of determination multiplied by the number of Shares increased by an amount equal to any cash dividends or distributions that would have been paid on the Shares from December 12, 1996 through the date of determination if they had been outstanding; provided, however, that, if securities of the same class as the Shares are then registered under the

                  Securities Exchange Act of 1934, as amended (the "Exchange Act"), Market Price shall be substituted for Book Value in calculating Current Value.

         e) "Exercise Value" means (i) zero if the Grantee's employment with GAF and its affiliates is terminated prior to June 11, 1999; (ii) 40% of the Spread, if the Grantee's employment is terminated on or after June 11, 1999 but prior to December 11, 1999; (iii) 60% of the Spread if the Grantee's employment is terminated on or after December 11, 1999 but prior to December 11, 2000; (iv) 80% of the Spread if the Grantee's employment is terminated on or after December 11, 2000 but prior to December 11, 2001 and (v) 100% of the Spread if the Grantee's employment is terminated on or after December 11, 2001.

         f)       "ISPHI" means ISP Holdings Inc., a Delaware corporation.

         g) "ISPHI Book Value" means the product of (i) $197.10 multiplied by (ii) a fraction (1) the numerator of which is the Book Value (as defined in that certain Option Agreement (the "ISPHI Option Agreement"), dated the date hereof, pursuant to which ISPHI granted to you the option to purchase 24,095 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share, of ISPHI) immediately after giving effect to the Spin-Off Transactions and (2) the



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

                  denominator of which is the Book Value immediately prior to the Spin-Off Transactions.

         h) "ISPHI Common Stock" means common stock, par value $.001 per share, of ISPHI.

         i) "Market Price" as of any date means the average of the daily market prices per Share for the fifteen (15) consecutive business days immediately preceding such date. The daily market price for each such business day shall be (i) the last sale price on such day on the principal stock exchange on which the Shares are then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (iii) if the Shares are not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices furnished by the National Association of Securities Dealers Automated Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. selected by GAF.

         j) The "Restricted Period" means the period commencing on December 12, 1996 and ending December 11, 2004.

         k) "Spin-Off Transactions" means the series of transactions that shall result in, among other things, each holder of a share of Common Stock receiving one share of ISPHI Common Stock for each share of Common Stock held by such holder.

         l) The "Spread" as of any date of determination means the excess, if any, of the Current Value over the Appreciation Value.

2. GAF and the Grantee are parties to that certain Option Agreement (the "GAF Option Agreement"), dated December 24, 1996, pursuant to which GAF granted to the Grantee options to purchase shares of Series C Cumulative Redeemable


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

         Convertible Preferred Stock, par value $.01 per share, of GAF. GAF and the Grantee hereby agree that, in consideration of the grant by GAF to the Grantee of the SAR, the GAF Option Agreement is hereby terminated and that neither GAF nor the Grantee shall continue to have any rights or obligations thereunder.


3. In the event that the Grantee is not employed by GAF and its affiliates for any reason on or after the date hereof, GAF shall have the right, but not the obligation, exercisable by notice to the Grantee within thirty (30) days after termination of employment, to repurchase the SAR for an amount in cash equal to the Exercise Value, with the Current Value determined as of the last day of the calendar quarter next preceding the calendar quarter in which termination of employment occurs.

4. In the event that the Grantee is not employed by GAF and its affiliates for any reason on or after the date hereof, the Grantee shall have the right, exercisable by notice to GAF within thirty (30) days after termination of employment, to require GAF to repurchase the SAR for an amount in cash equal to the Exercise Value, with the Current Value based upon the lowest amount thereof determined as of the last day of the following calendar quarters: the calendar quarter (the "Quarter") immediately preceding the calendar quarter in which the termination of employment occurred and the first, second and third calendar quarters immediately succeeding the Quarter.

5. In each calendar year the Grantee may, at the Grantee's option, exercisable by notice delivered to GAF on or before March 31 of that year, elect to cause GAF to repurchase the SAR (or any portion thereof) for an amount in cash equal to the Exercise Value determined as of the last day of the preceding year.

6. (a) Notwithstanding the foregoing, GAF shall not be entitled to repurchase the SAR under paragraph 3, and the Grantee shall not be entitled to cause GAF to repurchase the SAR or any portion thereof under paragraph 4 or 5, unless ISPHI exercises the comparable right to repurchase, or the Grantee exercises the comparable right to cause ISPHI to repurchase a like portion of, as applicable, the Common Shares (as such term is defined in the ISPHI Option Agreement). Any negative value of either the SAR or Common Shares shall be offset against the purchase price of the other security; provided, however, that (i) any negative value of the Common Shares shall not be offset against the value of the



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SAR if a Sale Transaction (as hereinafter defined) with respect to GAF shall have occurred and (ii) if such offset is effected and the aggregate net value of such securities is less than zero, then the value of both securities shall be deemed to be zero.

          (b) The closing of any repurchase by GAF of the SAR or a portion thereof shall be held within thirty (30) days after the later of (i) if applicable, the date on which the Book Value on which the Current Value is based is determined or (ii) the date on which the right to sell or repurchase is exercised. The purchase price shall be paid by delivery to the Grantee of a certified or official bank check or wire transfer.

          (c) In the event a repurchase of the SAR or a portion thereof pursuant to paragraph 3, 4 or 5 hereof shall be prohibited, or would cause a default, under the terms of any institutional credit agreement, indenture or other like instrument with respect to borrowed money to which GAF or any of its affiliates may be a party or be bound, in each case as the same may be amended from time to time, or shall be prohibited by law, the rights and obligations of the Grantee and GAF pursuant to paragraph 3, 4 or 5 hereof, as the case may be, shall be suspended until the prohibition lapses or is waived and no default would be caused. If the Board of Directors of GAF shall determine in good faith that, in light of the financial condition or financial resources of GAF, it would be imprudent for GAF to repurchase the SAR or a portion thereof pursuant to paragraph 4 or 5, the rights and obligations of the Grantee and GAF pursuant to paragraph 4 or 5 shall be suspended until the Board of Directors determines that such repurchase would be prudent in such light. Upon the lapse or waiver of the restrictions or upon such determination that the purchase would be prudent, as the case may be, the purchase price to be paid by GAF for the SAR or such portion thereof shall be determined as of the last day of the calendar quarter in which such restrictions are waived or lapse or such determination occurs, and the purchase price shall be paid with interest thereon at the rate specified in
Section 1(a) from the first anniversary of the event giving rise to the repurchase obligation to the date of payment.

7. At least ten (10) days prior to the consummation during the Restricted Period of any sale or transfer by any member of the Heyman Group (as hereinafter defined) to any unrelated third party of securities of the same class as Shares, GAF shall cause those members of the Heyman Group (the "Selling Members") to



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deliver to the Grantee a written notice (a "Sale Notice"), which shall fully disclose the identity of the prospective transferee and the terms and conditions of the proposed sale. The Grantee may elect to participate in the contemplated sale by delivering written notice to the Selling Members within seven (7) days of receipt of such Sale Notice. If the Grantee elects to participate in the contemplated sale, he will be entitled to sell in the contemplated sale or, if GAF elects, to GAF or to GAF's designee, for an amount per Share equal to the sales price per Share received by the Selling Members minus the Appreciation Value per Share and, to the extent applicable, on the same terms applicable to the Selling Members, that portion of the SAR bearing the same relationship to the number of Shares represented hereby of the class being transferred as the amounts to be so transferred by the Selling Members bear to the Heyman Group's aggregate holdings of securities of such class. This paragraph 7 shall apply to any sales or transfers of Shares, whether or not made pursuant to an effective registration statement in accordance with the Securities Act of 1933, as amended, and shall not apply to any sale of securities of the same class as Shares in brokerage transactions on a national securities exchange or in the over-the-counter market. The term "Heyman Group" shall mean Samuel J. Heyman, Heyman Holdings Associates Limited Partnership or any other person or entity controlled by or under common control with Mr. Heyman.

8. If a Sale Transaction occurs with respect to International Specialty Products Inc. or its direct or indirect parent or Building Materials Corporation of America ("BMCA") or its direct or indirect parent and the Grantee is employed by the entity with respect to which such Sale Transaction shall have occurred or any subsidiary thereof and the Grantee is not offered employment by an entity controlled by Samuel J. Heyman, a member of Mr. Heyman's immediate family, a partnership, limited liability company, trust or other entity established for the benefit of a member or members of Mr. Heyman's immediate family or their respective affiliates (a "Heyman Entity") on terms substantially similar to those pursuant to which he was employed prior to such Sale Transaction then, irrespective of any other provision of this Agreement, the Exercise Value shall be deemed to be 100% of the Spread following such Sale Transaction. If the Grantee is offered employment with a Heyman Entity following such Sale Transaction on the terms specified in the immediately preceding sentence, the Grantee accepts such employment, such employment is terminated by the Heyman Entity (other than for Cause (as



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hereinafter defined)) and such termination occurs (i) within twelve (12) months following the consummation of such Sale Transaction, then, irrespective of any other provision of this Agreement, the Exercise Value shall be deemed to be 100% of the Spread or (ii) more than twelve (12) months following the consummation of such Sale Transaction, but prior to June 11, 1999, then, irrespective of any other provision of this Agreement, the Exercise Value shall be deemed to 40% of the Spread. Any of the events specified in the two immediately preceding sentences shall be referred to herein as an "Acceleration Event". If an

Acceleration Event shall have occurred and GAF shall repurchase the SAR on a date on which, absent the occurrence of such Acceleration Event, the Exercise Value of the SAR would have been less than 100% of the Spread (or, in the case of clause (ii) of the immediately preceding sentence, 40% of the Spread), the date of such repurchase shall be deemed to be, for purposes of determining the interest accrual in calculation of the Appreciation Value as of such date, the date on which the Exercise Value of the SAR would have been 100% of the Spread (or, in the case of clause (ii) of the immediately preceding sentence, 40% of the Spread) absent the occurrence of such Acceleration Event. "Sale Transaction" shall mean, with respect to any entity, the sale by such entity (by stock sale, asset sale (including, without limitation, by sale of stock or assets of a subsidiary of such entity), merger or consolidation or otherwise) of all or substantially all of such entity's assets. "Cause" shall mean (i) the commission of a felony, the commission of a misdemeanor involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Grantee's employer or any affiliate thereof, (ii) substantial and repeated failure by the Grantee to perform his duties, (iii) gross negligence or willful misconduct with respect to the Grantee's employer or any affiliate thereof or (iv) a material breach of any of the terms or provisions of any employment agreement to which the Grantee may be party; provided, however, that if at the time of termination of the Grantee's employment the Grantee is a party to an employment agreement with the Heyman Entity that contains a definition of Cause that is inconsistent with the provisions hereof, the definition contained in that employment agreement shall govern for purposes of this Agreement.

9. If a Sale Transaction shall have occurred with respect to BMCA or its direct or indirect parent and the Exercise Value of the SAR is not 100% of the Spread at the time of the consummation



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of such Sale Transaction, then GAF shall place in trust, for the benefit of the
Grantee, an amount (the "Trust Amount") equal to 100% less the percentage of the Spread on which the Exercise Value would have been based if the Exercise Value were calculated on the date on which such Sale Transaction is consummated, multiplied by the Sale Value (as hereinafter defined). "Sale Value" shall mean
(i) if GAF is the entity with respect to which the Sale Transaction shall have occurred and such Sale Transaction is the sale of the stock of, or a merger or consolidation with respect to, GAF, the product of (x) the aggregate consideration received by the holders of Common Stock divided by the number of shares of Common Stock outstanding (treating as outstanding any SAR Shares) on the date of the consummation of such Sale Transaction multiplied by (y) the number of Shares or (ii) in the case of any other Sale Transaction, the Current Value, with the Book Value calculated immediately after giving effect to the consummation of such Sale Transaction or, if securities of the same class as the Shares are then registered under the Exchange Act, Market Value calculated for the period ending with the date of the consummation of such Sale Transaction. Upon the repurchase of the SAR, the Grantee shall be entitled to receive from such trust the Trust Amount as the sole consideration for the repurchase thereof. The terms of the trust shall provide that if the SAR or any portion thereof or any other stock appreciation rights relating to the Common Stock shall expire unexercised, the Trust Amount and any other amounts deposited for the benefit of persons who as of such date hold any such stock appreciation rights shall be allocated pro rata among such persons and holders of Common Stock as of the date the Sale Transaction was consummated, subject to the vesting of such stock appreciation rights.

10. The Shares shall include any securities that would have been received by the Grantee, if the Shares had been outstanding, in any split-up, recapitalization, combination, dividend, distribution, merger or exchange of or relating to the Common Stock, including any securities of a subsidiary of GAF distributed to stockholders of GAF, and if any such event shall occur the Board of Directors of GAF shall make such adjustments in Book Value, Appreciation Value and Current Value as they determine in good faith are appropriate.

11. The Grantee may not sell, pledge, give, transfer, assign, encumber or dispose of the SAR (or any interest herein or therein) except by will or intestacy.

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

12. All determinations by the Board of Directors of GAF hereunder shall be made in good faith and shall be binding and conclusive.


13.               (a)      All notices or other communications hereunder shall
                           be given in writing and shall be deemed duly given and received on the third full business day following the date of mailing by registered or certified mail, return receipt requested, or when delivered personally, as follows:

                  (i)       if to GAF:

                            GAF Corporation
                            1361 Alps Road
                            Wayne, New Jersey 07470
                            Attention:  Chief Executive Officer

                           or at such other place as GAF shall have designated by notice as herein provided to the Grantee;

                  (ii) if to the Grantee, at his last address appearing in GAF's records or at such other place as the Grantee shall have designated by notice as herein provided to GAF.


         (b) On or prior to March 31, 1997, GAF shall deliver to the Grantee a written notice setting forth the Base Book Value.

         (c) This writing constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all agreements between the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by GAF (following the specific approval of such modification or amendment by GAF's Board of Directors) and the Grantee. This Agreement shall be binding upon and inure to the benefit of GAF its successors and assigns and the Grantee and his heirs and personal representatives.

         (d) Nothing in this Agreement shall confer on you any right to continue in the employ of GAF or any subsidiary or


                                       10
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                  affiliate of GAF or any successor to any of them, affect the right of GAF or any such subsidiary, affiliate or successor to terminate your employment at any time, or be deemed a waiver or modification of any provision contained in any agreement between you and GAF or any such subsidiary, affiliate or successor.

         (e) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained in this Agreement.

         (f) This Agreement shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be construed and enforced in accordance with the internal laws of that state without regard to principles of conflicts of law.

         IT WITNESS WHEREOF, the undersigned has executed this instrument as of the 1st day of January, 1997.

                                                  GAF CORPORATION


                                                  By:______________________

                                                  Name:____________________

                                                  Title:___________________

AGREED AND ACCEPTED:

------------------------
Sunil Kumar

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